EXHIBIT 21.1

Statia Terminals Corporation N.V., a Netherlands company

Statia Terminals Canada, Incorporated, incorporated under the laws of Nova Scotia

Point Tupper Marine Services Limited, incorporated under the laws of Nova Scotia *

Statia Terminals Antilles N.V., a Netherlands Antilles company

Saba Trustcompany N.V., a Netherlands Antilles company

Bicen Development Corporation N.V., a Netherlands Antilles company

Statia Terminals N.V., a Netherlands Antilles company

Statia Laboratory Services N.V., a Netherlands Antilles company

Statia Tugs N.V., a Netherlands Antilles company

Statia Terminals Delaware, Inc., a Delaware corporation

Statia Terminals, Inc., a Delaware corporation

Statia Terminals New Jersey, Inc., a Delaware corporation

Seven Seas Steamship Company, Inc., a Florida corporation

Seven Seas Steamship Company (Sint Eustatius) N.V., a Netherlands Antilles company



* Point Tupper Marine Services Limited is the sole subsidiary of Statia Terminals Canada, Incorporated.